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EXHIBIT 3.49

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
HUNTSMAN ETHYLENE CORPORATION

(hereinafter Huntsman MA Investment Corporation)

        In accordance with Section 16-10a-1006 of the Utah Revised Business Corporation Act (the "URBCA"), Huntsman Ethylene Corporation, a Utah corporation (the "Corporation"), hereby declares and certifies as follows:

          1.     The name of the Corporation is Huntsman Ethylene Corporation.

          2.     The text of the amendment to the Articles of Incorporation of the Corporation adopted by the shareholder of the Corporation is as follows:

ARTICLE I

NAME

The name of the corporation is Huntsman MA
Investment Corporation (the "Corporation").

          3.     The amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

          4.     The amendment specified above was adopted as of the 10th day of December, 1999, by the sole shareholder of the Corporation pursuant to a Written Consent executed in accordance with the requirements of the URBCA and the Bylaws of the Corporation.

          5.     There were as of December 10, 1999, one thousand (1,000) shares of the Common Stock of the Corporation issued and outstanding. No shareholders of the Corporation were entitled to vote in separate voting groups. Pursuant to a Written Consent of the Shareholder of the Corporation whereby the amendment was adopted, one thousand (1,000) shares of the Common Stock of the Corporation were indisputably represented. One thousand (1,000) shares voted to adopt the amendment specified above. No shares voted against such amendment.

        IN WITNESS WHEREOF, these Articles of Amendment have been executed by the Corporation as of the 10th day of December, 1999.

HUNTSMAN ETHYLENE CORPORATION. a Utah corporation, (hereinafter Huntsman MA Investment Corporation)
	By:	/s/ CURTIS C. DOWD Curtis C. Dowd, Vice President
Attest:
/s/ ROBERT B. LENCE Robert B. Lence, Secretary

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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF HUNTSMAN ETHYLENE CORPORATION (hereinafter Huntsman MA Investment Corporation)
ARTICLE I NAME